Exhibit (d)(28)

TRADING ADVISORY AGREEMENT

This AGREEMENT is made as of the January 08, 2026 by and between Altis Partners (Jersey) Limited, a Jersey limited company, located at 3rd Floor, Ritz House, 1-5 Castle Street, St Helier, Jersey, JE2 3BT (the “Futures Adviser”), and Simplify Asset Management Inc., a Delaware corporation with an office located at 10845 Griffith Peak Drive, Las Vegas, NV 89135; (the “Adviser”). The Adviser and the Futures Adviser are each and individually a “Party” and collectively the “Parties.”

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the Futures Adviser is regulated as a commodity trading advisor (“CTA”) and commodity pool operator (“CPO”) by the U.S. Commodity Futures Trading Commission (“CFTC”) and National Futures Association (“NFA”);

WHEREAS, Simplify Exchange Traded Funds, a Delaware statutory trust (the “Trust”), is engaged in business as an open-end investment company with one or more series of shares and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser has been retained to act as investment adviser with respect to the Simplify Chinese Commodities Strategy No K-1 ETF (“CCOM”) (the “Fund”) pursuant to an Investment Advisory Agreement with the Trust effective as of August 22, 2025 (the “Management Agreement”);

WHEREAS, the Adviser, acting pursuant to the Management Agreement, wishes to retain the Futures Adviser, with the approval of the Board of Trustees of the Trust and, if required, the shareholders of the Fund, to provide commodity trading advisory services to a portion of the Fund’s assets allocated by the Adviser for management by the Futures Adviser (the “Allocated Portion”) in accordance with the terms of this Agreement (as it may be amended from time to time);

NOW, THEREFORE: the Parties hereby agree as follows:

1.	APPOINTMENT OF THE FUTURES ADVISER.

a.	Acceptance. The Adviser hereby retains the Futures Adviser to act as a CTA for and to manage the Allocated Portion of the Fund’s assets for the period and on the terms set forth in this Agreement. The Futures Adviser hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided.

b.	Independent Contractor. The Futures Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Fund.

c.	Futures Adviser’s Representations. The Futures Adviser represents, warrants, and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery, and performance of this Agreement. The Futures Adviser represents, warrants and agrees that it is registered as a CTA and CPO with the CFTC and regulated as such by the NFA and further represents, warrants and agrees that is duly organized and properly registered and operating under the laws of Jersey, Channel Islands, with the power to own its assets and carry on its business as it is now being conducted and as proposed to be conducted under the terms of this Agreement. The Futures Adviser represents and warrants that it is not required to register as an investment adviser under the Adviser Act.

d.	The Adviser’s Representations. The Adviser represents, warrants and agrees that (i) it is registered as an investment adviser under the Advisers Act and has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement; (ii) it has the authority under the Management Agreement to appoint the Futures Adviser; and (iii) the Adviser and the Fund shall qualify as a “Qualified Eligible Person” as defined under Rule 4.7 of the regulations under the Commodity Exchange Act and consent to the Futures Adviser treating the Fund’s account as an “exempt account”. The Adviser further represents, warrants, and agrees that is duly organized and properly registered and operating under the laws of New York with the power to own its assets and carry on its business as it is now being conducted and as proposed to be conducted under the terms of this Agreement. The information contained in the Form ADV of the Adviser as provided to the Futures Adviser is true and complete in all material respects, and also as filed with the U.S. Securities and Exchange Commission (“SEC”) and provided to clients, is true and complete in all material respects, and does not make any untrue statement of a material fact or omit to state any material fact which is required to be stated in the Form ADV. The Adviser represents, warrants, and agrees that it is registered as a CTA and CPO with the CFTC and is a member of the NFA in such capacities.

e.	Plenary authority of the Board of Trustees. The Futures Adviser and Adviser both acknowledge that the Fund is an exchange traded fund that operates as a series of the Trust under the authority of the Board of Trustees.

2.	PROVISION OF TRADING SERVICES.

The Futures Adviser will advise the Allocated Portion in accordance with this Agreement and the investment objective, policies and restrictions as stated in the Fund’s then-current Prospectus and Statement of Additional Information (the “Investment Guidelines”). The Parties acknowledge the current Investment Guidelines applicable to the Allocated Portion, including descriptions of each of the one or more strategies to be employed by the Futures Adviser from time to time in respect of the Allocated Portion (together, the “Strategies” and each, a “Strategy”) have been provided to the Futures Adviser. From time to time, the Adviser or the Trust may provide the Futures Adviser with written copies of additional or amended investment guidelines, or the Adviser may determine to add, amend, or discontinue one or more new or existing Strategies, in each case which shall become effective at such time as agreed upon by both Parties in writing and promptly incorporated as an amendment of the Investment Guidelines (with any corresponding amendments, if necessary, to the Fund’s Prospectus and SAI being the responsibility of the Adviser and/or Trust). The Futures Adviser will advise the investment and reinvestment of the Allocated Portion, and perform the functions set forth below, subject to the overall supervision, direction, control, and review of the Adviser, consistent with the applicable Investment Guidelines or any directions or instructions delivered to the Futures Adviser in writing by the Adviser or the Trust from time to time, and further subject to the plenary authority of the Board of Trustees. It is acknowledged and agreed by the Parties to this Agreement that any amendment to the Investment Guidelines from time to time as described above, including any addition, amendment or discontinuance of a Strategy or Strategies, will not constitute a termination of this Agreement, and further that any termination of this Agreement shall be made in accordance solely with the provisions of Section 8 of this Agreement.

Consistent with the Investment Guidelines, unless otherwise directed in writing by the Adviser or the Trust, the Futures Adviser shall have full discretionary authority to advise the investment of the Allocated Portion, including the authority to advise purchase, sell, cover open positions, and generally to instruct on the dealing of financial and commodity futures contracts, options, short-term investment vehicles and other property comprising or relating to the Fund.

In addition, the Futures Adviser will in the performance of its duties and obligations under this Agreement in respect of the Allocated Portion:

a.	advise the Adviser and the Trust in connection with investment policy decisions to be made by it regarding the Allocated Portion;

b.	provide to the Adviser performance analysis and market commentary (the “Investment Report”) pertaining to each calendar quarter during the term of this Agreement, within fifteen (15) business days after the end of each quarter. In addition, interim Investment Reports shall be issued at such times as may be mutually agreed upon by the Adviser and the Futures Adviser. The subject of each Investment Report shall be mutually agreed upon by the Adviser and the Futures Adviser, which agreement shall not prohibit the Adviser from publicly distributing the same or similar information as is contained within each Investment Report;

c.	submit such reports and information as the Adviser or the Trust may reasonably request to assist the Fund’s administrator (the “Administrator”) in its determination of the market value of securities held in the Allocated Portion;

d.	advise on orders for purchases and sales of portfolio investments for the Allocated Portion;

e.	abide by applicable speculative position limits as imposed by the Commodity Futures Trading Commission or relevant contract market(s) in respect of the Futures Adviser’s recommendations for trading of the Allocated Portion, and its other client accounts, in futures contracts, options on futures contracts, forward contracts, commodities, swaps and other instruments to which speculative position limits may apply;

f.	maintain and preserve the records relating to its activities hereunder required by applicable law to be maintained and preserved by the Futures Advisers, to the extent not maintained by the Adviser or another agent of the Trust, and the Futures Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Trust or the Adviser copies of any such records upon the Trust’s or Adviser’s request;

g.	to the extent reasonably requested by the Trust, use its commercially reasonable best efforts to assist the Chief Compliance Officer of the Trust (“CCO”) comply with applicable requirements of Rule 38a-1 under the 1940 Act and the Management Agreement, including, without limitation, providing the CCO with (a) current copies of the compliance policies and procedures of the Futures Adviser in effect from time to time (including prompt notice of any material changes thereto), (b) a summary of such policies and procedures in connection with the annual review thereof by the Trust required under Rule 38a-1, and (c) upon request, a certificate of the chief compliance officer of the Futures Adviser to the effect that the policies and procedures of the Futures Adviser are reasonably designed to prevent violation of Federal Securities Laws (as such term is defined in Rule 38a-1) to the extent applicable to the Futures Adviser’s advice regarding the Allocated Portion;

h.	act in conformity with the Declaration of Trust, the Prospectus and SAI and all other applicable federal laws and regulations, as each is amended from time to time;

i.	except as permitted by the Trust’s policies and procedures, not disclose (unless requested by a regulatory body), but shall treat confidentially all information in respect of the portfolio investments of the Allocated Portion, including, without limitation, the identification and market value or other pricing information of any and all portfolio investments or other financial instruments held by the Allocated Portion, and any and all trades of portfolio investments or other transactions effected for the Allocated Portion (including past, pending and proposed trades) and

The Adviser or its authorized agents will provide timely information to the Futures Adviser regarding such matters as inflows to and outflows from the Allocated Portion and the cash requirements of, and cash available for investment in, the Allocated Portion, and the Adviser or its authorized agents will timely provide the Futures Adviser, or arrange for the Trust to provide the Futures Adviser, with copies of monthly accounting statements for the Allocated Portion, and such other information as may be reasonably necessary or appropriate in order for the Futures Adviser to perform its responsibilities hereunder.

In the case of notices of class action suits received by the Futures Adviser involving issuers, counterparties, or other parties in interest with respect to investments presently or formerly held in the Allocated Portion, the Futures Adviser shall promptly forward such notices to the Adviser or the Trust.

3.	ALLOCATION OF EXPENSES

Each Party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Adviser and the Futures Adviser acknowledge and agree that the Fund shall assume the expense of:

a.	brokerage commissions for transactions in the portfolio investments of the Allocated Portion, and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

b.	Custodian, Administrator and other Fund service providers and operational fees and expenses;

c.	all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Fund to federal, state, or other government agencies; and

d.	interest payable on any Fund borrowings.

The Futures Adviser specifically agrees that with respect to the operation of the Allocated Portion, the Futures Adviser shall be responsible for providing the personnel, office space, and equipment reasonably necessary to provide its commodity trading advisory services in respect of the Allocated Portion hereunder. If the Adviser has agreed to limit the operating expenses of the Fund, the Adviser shall also be solely responsible on a monthly basis for any operating expenses that exceed the agreed upon expense limit. Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Fund and the Adviser in the Management Agreement or any other agreement to which they are Parties.

For the avoidance of doubt, the Futures Adviser shall not be responsible for any expenses incurred by the Trust, the Fund, the Allocated Portion, or the Adviser unless specifically agreed to by the Futures Adviser.

4.	FEES

For all of the services rendered with respect to the Allocated Portion as herein provided, the Adviser shall pay to the Futures Adviser an annualized fee, based on the Current Net Assets (as defined below) of the Allocated Portion, as set forth in Schedule A attached hereto and made a part hereof. Such fee shall be accrued daily and payable monthly. In the case of termination of this Agreement with respect to the Fund during any calendar month, the fee with respect to the Allocated Portion accrued to, but excluding, the date of termination shall be paid within 15 calendar days following such termination. For purposes of computing the amount of trading fee accrued for any day, “Current Net Assets” shall mean the net assets of the Allocated Portion, advised by the Futures Adviser, as of the most recent preceding day for which the Fund’s net assets were computed. The method of determining net assets of the Allocated Portion for purposes hereof shall be the same as the method of determining net asset value for purposes of establishing the offering and redemption price of shares of the Fund as described in the Fund’s Prospectus and/or SAI. As soon as practicable after the end of each calendar month, the Futures Adviser will review a billing statement for the trading fee (calculated as described above) provided by the Adviser, indicating the total amount of the fee for the month, and any other amounts payable during the period as may be provided for under this Agreement. The Adviser agrees to pay the monthly trading fee no later than the fifteenth (15th) calendar day following receipt of the Futures Adviser’s billing statement.

5.	LIMITATION ON LIABILITY; INDEMNIFICATION

a.	In the absence of willful misfeasance, bad faith or gross negligence on the part of the Futures Adviser, or reckless disregard of its obligations and duties hereunder, none of the Futures Adviser, its affiliates or their respective officers, controlling persons, members, partners, shareholders, agents or employees (each, an “Indemnified Person” and collectively, the “Indemnified Persons”) shall be subject to any liability to the Adviser, the Fund or the Trust for any act or omission in the course of, or connected with, rendering services hereunder. The Futures Adviser does not guarantee the future performance of the Allocated Portion or any specific level of performance, the success of any investment decision or strategy that the Futures Adviser may use, or the success of the Futures Adviser’s overall management of the Allocated Portion. The Adviser understands that investment decisions made for the Allocated Portion by the Futures Adviser are subject to various market, currency, economic, political, and business risks, and that those investment decisions will not always be profitable. The Futures Adviser will advise only the Allocated Portion and in making investment decisions for the Allocated Portion, the Futures Adviser will not consider any other securities, cash or other investments owned by the Fund.

b.	Neither the Adviser (including its affiliates, their officers, controlling persons, agents, or employees) nor the Futures Adviser (including all Indemnified Persons) shall be liable to one another for special, consequential, or incidental damages.

c.	The Futures Adviser agrees to indemnify the Adviser, its affiliates, officers, controlling persons, agents, and employees for, and hold it harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Futures Adviser) or litigation (including reasonable legal and other expenses) (“Losses”) to which the Adviser may become subject as a direct result of the Future Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement; provided, however, that nothing contained herein shall require that the Adviser be indemnified for Losses that resulted from the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement; further provided that the Futures Adviser shall have been given written notice concerning any matter for which indemnification is claimed under this Section.

d.	The Adviser agrees to indemnify the Indemnified Persons for, and hold each Indemnified Person harmless against, any and all Losses to which such Indemnified Person may become subject as a direct result of this Agreement or the Futures Adviser’s performance of its duties hereunder; provided, however, that nothing contained herein shall require that the Futures Adviser be indemnified for Losses that resulted from the Futures Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement; provided that the Adviser shall have been given written notice concerning any matter for which indemnification is claimed under this Section.

6.	STANDARD OF CARE

The Futures Adviser shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 2 above) comply with the Investment Guidelines; shall act at all times in the best interests of the Fund; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise.

7.	TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT

This Agreement shall become effective as to the Fund upon its approval by the Board of Trustees of the Trust and its execution by the Parties hereto. Unless sooner terminated, this Agreement shall continue for an initial period of no more than two years from the effective date, and thereafter shall continue in effect for successive additional periods not exceeding one (1) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Board of Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act;

This Agreement may be terminated (i) by the Trust on behalf of the Fund at any time without payment of any penalty, by the vote of a majority of the Board of Trustees of the Trust, or by vote of a majority of the outstanding voting securities of a Fund without the payment of any penalties, (ii) by the Adviser at any time, without payment of any penalty upon at least ten (10) days’, but not more than sixty (60) days’, written notice to the Futures Adviser, and (iii) by the Futures Adviser at any time, without payment of any penalty, upon at least ten (10) days’, but not more than sixty (60) days’, written notice to the Trust and the Adviser. In the event of a termination, the Futures Adviser shall cooperate in a commercially reasonable manner in the orderly transfer or liquidation of the Allocated Portion of the Fund’s assets, as instructed by the Adviser and, at the request of the Board of Trustees or the Adviser, transfer any and all books and records in respect of the Allocated Portion maintained by the Futures Adviser on behalf of the Fund; and

This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act. This Agreement will also terminate immediately in the event that the Management Agreement is terminated.

8.	SERVICES NOT EXCLUSIVE

The services of the Futures Adviser to the Adviser and the Allocated Portion are not to be deemed exclusive and the Futures Adviser shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that the Futures Adviser and each Indemnified Person may continue to engage in providing portfolio management services and advice to other investment advisory clients. The Adviser agrees that the Futures Adviser and each Indemnified Person may give advice and take action in the performance of its duties with respect to any of the Futures Adviser’s or Indemnified Person’s other clients which may differ from advice given or the timing or nature of action taken with respect to the Allocated Portion. The Futures Adviser and the Indemnified Persons, however, shall not provide investment advice to any assets of the Fund other than the Allocated Portion. Nothing in this Agreement shall be deemed to require the Futures Adviser or any Indemnified Person to purchase or sell for the Allocated Portion of the Fund any security or other property which the Futures Adviser or any Indemnified Person may purchase or sell for its or their own account or for the account of any other client.

9.	NO SHORTING FUND SHARES; NO BORROWING FROM FUND

The Futures Adviser agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Fund. This prohibition shall not prevent the purchase of such shares by any of the officers or employees of the Futures Adviser or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act.

The Futures Adviser may not borrow any assets, securities, or other property from the Fund.

10.	AMENDMENT

No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by all Parties.

11.	NONPUBLIC PERSONAL INFORMATION; CONFIDENTIAL RELATIONSHIP.

Notwithstanding any provision herein to the contrary, the Futures Adviser agrees on behalf of itself and its controlling persons, officers, and employees (1) to treat confidentially and as proprietary information of the Fund (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Futures Adviser. Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Futures Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

The Futures Adviser will not disclose, in any manner whatsoever, any list of securities or other investments held by the Fund, except in accordance with the Fund’s portfolio holdings disclosure policy or as otherwise directed in writing by the Adviser or the Trust. The Futures Adviser has adopted appropriate policies which require that each of its officers, employees, or other access persons refrain from disclosing the securities or other investments of the Fund, except in accordance with the Fund’s portfolio holdings disclosure policy or as otherwise directed in writing by the Adviser or the Trust.

12.	CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES

The Futures Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and the Fund are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Futures Adviser agrees to use its commercially reasonable best efforts to assist the Trust and the Fund in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures. The Futures Adviser agrees to inform the Trust of any material development related to the Allocated Portion that the Futures Adviser reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.

13.	COMPLIANCE PROGRAM AND REPORTING

The Futures Adviser represents and warrants that it has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws as defined in Rule 38a-1 of the 1940 Act, including adoption of a code of ethics consistent with the requirements of Rule 17j-1 of the 1940 Act, in connection with its advice regarding the investment of the Allocated Portion (the policies and procedures referred to in this Section are referred to herein as the Futures Adviser’s “Compliance Program”). For the avoidance of doubt, the Futures Adviser does not represent that it is an “investment adviser” as defined in the Advisers Act and is not required to register with the SEC as an investment adviser in connection with the services provided to the Fund pursuant to this Agreement.

The Futures Adviser shall furnish the Adviser, the Board of Trustees of the Trust and/or the CCO of the Trust with such information, certifications and reports as such persons may reasonably deem appropriate or may reasonably request from the Futures Adviser regarding the Futures Adviser’s compliance with the Federal Securities Laws, as defined in Rule 38a-1 under the 1940 Act. Upon the commercially reasonable request of the Adviser or the Trust given upon commercially reasonable advance notice, the Futures Adviser shall make its officers and employees available to the Adviser and/or the CCO of the Trust from time to time to review the Futures Adviser’s Compliance Program and its adherence thereto.

In order to meet regulatory requirements the Adviser will agree to provide the Futures Adviser in a timely manner, underlying due diligence on the Adviser, the Trust, the Board of Trustees, or the Fund’s investors, should any regulator require or request for the Futures Adviser to have access to this information, or should the Futures Adviser require this information to satisfy its own Compliance program and reporting.

14.	ASSISTANCE WITH MARKETING ACTVITIES

In accordance with all applicable state and Federal Securities Laws, including the regulations and rules of the SEC, CFTC, NFA, and the Financial Industry Regulatory Authority (or such exceptions or exemptions therefrom), the Futures Adviser agrees to provide ancillary support services to the Adviser in connection with the Adviser’s and/or Fund’s marketing and investor solicitation activities.

Futures Adviser represents and warrants that neither the Futures Adviser, nor any of its officers, directors, employees, affiliates or agents is a person who is or has been within the previous ten (10) years, (i) the subject of a SEC opinion or order barring, suspending, or prohibiting such person from acting in any capacity under the Federal Securities Laws (a “Disqualifying SEC Action”), (ii) convicted of any felony or misdemeanor involving conduct described in Sections 203(e)(2)(A)-(D) of the Advisers Act, (iii) convicted of engaging in any of the conduct specified in paragraphs (1),(5), or (6) of Section 203(3) of the Advisers Act, (iv) subject to the entry of any final order by any state regulatory agency or entity described in paragraph (9) of Section 203(e) of the Advisers Act, or by the CFTC or a self-regulatory organization, of the type described in paragraph (9) of Section 203(e) of the Advisers Act, (v) permanently or temporarily enjoined by order, judgment, or decree from acting as an investment adviser, broker-dealer, underwriter, or similar functions as described in paragraph (4) of Section 203(e) of the Advisers Act, or (vi) subject to an SEC cease and desist order from committing or causing a violation or future violation of (A) any scienter-based anti-fraud provision of the Federal Securities Laws, or (B) Section 5 of the U.S. Securities Act of 1933, as amended, as described in Advisers Act Rule 206(4)-1(e)(4)(iv), (clauses (ii) through (vi) individually or collectively, a “Statutory Disqualification Event”). Futures Adviser will promptly notify the Adviser in writing if it or any of its officers, directors, employees, affiliates, or agents becomes subject to a Disqualifying SEC Action, Statutory Disqualification Event, or is otherwise disqualified from participating in the marketing and solicitation activities of the Adviser or Fund under this Agreement. In such cases, Futures Adviser will immediately cease all assistance with such activities as required by this Agreement.

15.	REFERENCE TO ADVISER AND THE FUTURES ADVISER

a.	The Futures Adviser grants the Adviser non-exclusive rights to use, display and promote trademarks, symbols, logos or other trade dress of the Futures Adviser in conjunction with any activity associated with the Fund, and the Adviser may promote the identity of and services provided by the Futures Adviser to the Adviser, which references shall not differ in substance from those included in the Prospectus, SAI and this Agreement, in any advertising or promotional materials; provided, however, that at all times the Adviser shall protect the goodwill and reputation of the Futures Adviser in connection with marketing and promotion of the Fund; provided further that the Adviser shall submit to the Futures Adviser for its review and approval all such advertising and sales literature pieces, financial documents, and other Fund materials to aid in attracting prospective investors (“Marketing Materials”) relating to the Fund that refer to the Futures Adviser or its affiliates or to any recognizable variant or any registered mark or logo or other proprietary designation of the Futures Adviser or its affiliates. Approval shall not be unreasonably withheld by the Futures Adviser and notice of approval or disapproval will be provided promptly and in any event within three (3) business days. Subsequent advertising or promotional materials having very substantially the same form as previously approved by the Futures Adviser may be used by the Adviser without obtaining the Futures Adviser’s consent unless such consent is withdrawn in writing by the Futures Adviser.

b.	Neither the Futures Adviser nor any affiliate or agent the Futures Adviser shall make reference to or use the name of the Adviser or any of its affiliates, or any of their clients, except references concerning the identity of and services provided by the Futures Adviser to the Fund or to the Adviser, which references shall not differ in substance from those included in the Prospectus, SAI and this Agreement, in any Marketing Materials without the prior approval of Adviser, which approval shall not be unreasonably withheld or delayed and notice of approval or disapproval will be provided promptly and in any event within three (3) business days. Subsequent advertising or promotional materials having very substantially the same form as Marketing Materials previously approved by the Adviser, and without material difference in content, may be used by the Futures Adviser without obtaining the Adviser’s approval, unless the Adviser’s previous approval is withdrawn in writing. The Futures Adviser hereby agrees to make all commercially reasonable efforts to cause any agent or affiliate of the Futures Adviser to satisfy the foregoing obligation.

c.	It is understood that the name of each Party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the Party in question and its affiliates, and that each other Party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the Parties shall forthwith cease to use the names of the other Party (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules, and regulations.

16.	OTHER SUB-ADVISERS OR TRADERS

In performance of its duties and obligations under this Agreement, the Futures Adviser shall not consult with any other sub-adviser to or trader for the Fund or with the sub-adviser to or trader of a portfolio that is under common control with the Fund concerning transactions for the Fund in securities or other assets.

17.	NOTIFICATION

The Futures Adviser agrees that it will provide prompt notice to the Adviser and the Trust about: (a) material changes in the employment status of key investment and portfolio management personnel, including a Chief Investment Officer or similar position, involved in the advising of the Allocated Portion; (b) material changes in the investment process used to advise the Allocated Portion; (c) material changes in senior management or operations of the Futures Adviser, including specifically changes in the roles of Chief Executive Officer, Chief Financial Officer, Chief Compliance Officer or General Counsel; or (d) any material change in ownership or capital structure of the Futures Adviser which may constitute an “assignment” of this Agreement as defined in Section 15 of the 1940 Act, and the rules promulgated thereunder.

18.	NOTICES

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

ADVISER:	Simplify Asset Management Inc. 10845 Griffith Peak Drive Las Vegas, NV 89135 Attention: Paul Kim

THE FUTURES ADVISER:	Altis Partners (Jersey) Limited 3rd Floor, Ritz House 1-5 Castle Street St Helier Jersey JE2 3BT Attention: Stephen Hedgecock

19.	ASSIGNMENT

This Agreement may not be assigned by any Party, either in whole or in part, without the prior written consent of each other Party.

20.	SEVERABILITY

If any provision of this Agreement shall be held or made invalid by a court decision, statute, or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

21.	CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

22.	GOVERNING LAW AND ARBITRATION

a.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof, and any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

b.	Subject to the conditions and exceptions noted below, and to the extent not inconsistent with applicable law, in the event of any dispute pertaining to this Agreement, the Futures Adviser and Adviser agree to submit the dispute to arbitration in accordance with the auspices and rules of the American Arbitration Association (“AAA”), provided that the AAA accepts jurisdiction. The Futures Adviser and Adviser understand that such arbitration shall be final and binding, and that by agreeing to arbitration, Adviser and the Futures Adviser are waiving their respective rights to seek remedies in court, including the right to a jury trial.

23.	SURVIVAL

All payment obligations under this Agreement shall continue until satisfied. Except for the provisions of Section 5, Section 11, Section 22 and this Section 23, which shall survive the termination of this Agreement in perpetuity, all other provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect.

24.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[signature page follows]

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN ANY TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED ANY TRADING PROGRAM OF THE ADVISOR OR THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day first set forth above.

Simplify Asset Management Inc. (Adviser)

By:	/s/
Name:	Paul Kim
Title:	CEO

Altis Partners (Jersey) Limited (Futures Adviser)

By:	/s/
Name:	Stephen Hedgecock
Title:	Director

SCHEDULE A

(certain fee amounts have been excluded because they are not material and would be competitively harmful if publicly disclosed)

Series of Simplify Exchange Traded Funds	ANNUAL FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Simplify Chinese Commodities Strategy No K-1 ETF (“CCOM”)	0.*% (which equates to *% of the 0.99bps full ETF fee)

Sch. A-1